Exhibit 10.10

Final Execution Version

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 14th day of May, 2019, by and among EQT Avatar Parent L.P., a Delaware limited partnership (the “Parent”), Certara USA, Inc., a Delaware corporation (the “Company”) and William Feehery (the “Executive”).

W I T N E S S E T H :

WHEREAS, the Company desires to employ Executive and to enter into this Agreement embodying the terms of such employment, and Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Executive hereby agree as follows:

Section 1.       Definitions. Capitalized terms not otherwise defined elsewhere in this Agreement shall have the meaning set forth in this Section 1.

(a)            “Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the date of termination of Executive’s employment, payable within thirty (30) days following the date of termination, (ii) any unpaid or unreimbursed business expenses incurred in accordance with Section 6 hereof, payable within thirty (30) days following the date of termination and (iii) any benefits provided under the Company’s employee benefit plans upon a termination of employment, including rights with respect to equity participation or accelerated vesting under the Equity Documents, in accordance with the terms contained therein.

(b)            “Board” shall mean the Board of Directors of the Parent.

(c)            “Cause” shall mean (i) Executive’s act(s) of gross negligence or willful misconduct in the course of Executive’s employment hereunder, (ii) willful failure or refusal by Executive to perform in any material respect his duties or responsibilities, (iii) misappropriation (or attempted misappropriation) by Executive of any assets or business opportunities of the Company or any other member of the Company Group, (iv) embezzlement or fraud committed (or attempted) by Executive, or at his direction, (v) Executive’s conviction of or pleading “guilty” or “ no contest” to, (x) a felony or (y) any other criminal charge that has, or could be reasonably expected to have, an adverse impact on the performance of Executive’s duties to the Company or any other member of the Company Group or otherwise result in material injury to the reputation or business of the Company or any other member of the Company Group, (vi) any material violation by Executive of the policies of the Company, including but not limited to those relating to sexual harassment or business conduct, to the extent that such violation has, or could be reasonably expected to have, an adverse impact on the performance of Executive’s duties to the Company or any other member of the Company Group or otherwise result in material injury to the reputation or business of the Company or any other member of the Company Group or (vii) Executive’s material breach of this Agreement.

(d)            “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(e)            “Company Group” shall mean the Parent together with any of its direct or indirect subsidiaries, including the Company.

(f)            “Compensation Committee” shall mean the committee of the Board designated to make compensation decisions relating to senior executive officers of the Company Group.

(g)            “Confidential Information” has the meaning set forth in the Restrictive Covenants.

(h)            “Disability” shall mean any physical or mental disability or infirmity of Executive that prevents the performance of Executive’s duties for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) non-consecutive days during any twelve (12) month period. Any question as to the existence, extent, or potentiality of Executive’s Disability upon which Executive and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Executive (which approval shall not be unreasonably withheld, delayed or conditioned). The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

(i)            “Good Reason” shall mean, without Executive’s consent, (i) a material demotion in Executive’s title, duties, or responsibilities as set forth in Section 3 hereof, (ii) a change in the geographic location of Executive’s principal place of employment that is more than fifty (50) miles from Executive’s principal place of employment on the date on which Executive commences employment with the Company, (iii) a material reduction in Base Salary set forth in Section 4(a) hereof or Target Annual Bonus opportunity set forth in Section 4(b) hereof, or (iv) any other material breach of a provision of this Agreement by the Company (other than a provision that is covered by clause (i), (ii) or (iii) above). Executive acknowledges and agrees that his exclusive remedy in the event of any breach of this Agreement shall be to assert Good Reason pursuant to the terms and conditions of Section 7(f) hereof. Notwithstanding the foregoing, during the Term of Employment, in the event that the Board reasonably believes that Executive may have engaged in conduct that could constitute Cause hereunder, the Board may, in its sole and absolute discretion, suspend Executive from performing his duties hereunder, and in no event shall any such suspension constitute an event pursuant to which Executive may terminate employment with Good Reason or otherwise constitute a breach hereunder; provided, that no such suspension shall alter the Company’s obligations under this Agreement during such period of suspension.

(j)            “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(k)           “Release of Claims” shall mean the Release of Claims in substantially the same form attached hereto as Exhibit A (as the same may be revised from time to time for changes in applicable law, as mutually agreed in writing by the Company and Executive).

(l)            “Restrictive Covenants” shall mean the Restrictive Covenants attached as Appendix A to Executive’s Class B Profits Interest Unit Award Agreement (the “Award Agreement”), a copy of which is attached hereto as Exhibit B.

(m)          “Severance Term” shall mean the twelve (12) month period following Executive’s termination by the Company without Cause (other than by reason of death or Disability) or by Executive with Good Reason.

Section 2.       Acceptance and Term of Employment.

The Company agrees to employ Executive, and Executive agrees to serve the Company, on the terms and conditions set forth herein. Executive’s employment hereunder shall commence on June 3, 2019 and continue until terminated as provided in Section 7 hereof (“Term of Employment”).

Section 3.       Position, Duties, and Responsibilities; Place of Performance.

(a)            Position, Duties, and Responsibilities. During the Term of Employment, Executive shall be employed and serve as the Chief Executive Officer of the Company (together with such other position or positions consistent with Executive’s title as the Board shall specify from time to time) and shall have such duties and responsibilities commensurate with such title. All business unit Presidents of the Company and all functional unit heads of the Company shall report to Executive. During the Term of Employment, Executive shall serve as a member of the Board and also agrees to serve as an officer and/or director of any other member of the Company Group, in each case without additional compensation.

(b)            Performance. Executive shall devote his full business time, attention, skill, and best efforts to the performance of his duties under this Agreement and shall not engage in any other business or occupation during the Term of Employment, including, without limitation, any activity that (y) conflicts with the interests of the Company or any other member of the Company Group or (z) interferes with the proper and efficient performance of Executive’s duties for the Company. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) serving, with the prior written consent of the Board, as a member of the board of directors or advisory board (or the equivalent in the case of a non-corporate entity) of a non-competing for-profit business and one or more charitable organizations, provided, however, that this Agreement shall serve as written consent of the Board for Executive to serve as a member of the board of directors of West Pharmaceutical Services, Inc., (ii) engaging in charitable activities and community affairs, and (iii) managing Executive’s personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), and (iii) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder.

(c)            Principal Place of Employment. Executive’s principal place of employment shall be in Pennsylvania, although Executive understands and agrees that he may be required to travel from time to time for business reasons including, without limitation, the Company’s headquarters in Princeton, New Jersey, and the Company’s other offices.

Section 4.       Compensation.

During the Term of Employment, Executive shall be entitled to the following compensation:

(a)            Base Salary. Executive shall be paid an annualized Base Salary (the “Base Salary”), payable in accordance with the regular payroll practices of the Company, of $750,000, with increases, if any, as may be approved in writing by the Compensation Committee.

(b)            Annual Bonus. Executive shall be eligible for an annual incentive bonus award determined by the Compensation Committee in respect of each fiscal year during the Term of Employment (the “Annual Bonus”). The target Annual Bonus for each fiscal year shall be 60% of Base Salary (the “Target Annual Bonus”), with the actual Annual Bonus, which may be higher than the Target Annual Bonus, payable being based upon the level of achievement of annual Company and individual performance objectives for such fiscal year, as determined by the Board (or Compensation Committee) in consultation with Executive. The Annual Bonus shall otherwise be subject to the terms and conditions of the annual bonus plan adopted by the Board or the Compensation Committee, if any, under which bonuses are generally payable to senior executives of the Company, as in effect from time to time. The Annual Bonus shall be paid in cash to Executive at the same time as annual bonuses are generally payable to other senior executives of the Company, but in no event later than April 15th of the year following the year to which such Annual bonus relates, subject to Executive’s continuous employment through the end of the fiscal year to which such Annual Bonus relates (subject to Section 7 below). The Annual Bonus for the 2019 shall be no less than the Target Annual Bonus, prorated based on Executive’s service in 2019; provided, that to the extent that actual performance exceeds the target performance objectives for 2019, Executive will be eligible to receive an Annual Bonus that exceeds the prorated Target Annual Bonus.

(c)            Equity Participation. In connection with the commencement of Executive’s employment hereunder, Executive shall be entitled to participate in and, on the date on which Executive’s employment hereunder commences, shall receive a grant under the EQT Avatar Parent L.P. 2017 Class B Profits Interest Unit Incentive Plan, pursuant to the terms of such plan, the Amended and Restated Limited Partnership Agreement of the Parent, dated August 15, 2017, and the Award Agreement (the “Equity Documents”). Executive’s equity participation shall be exclusively governed by the terms of the Equity Documents.

Section 5.       Employee Benefits.

During the Term of Employment, Executive shall be entitled to participate in health, insurance, retirement, and other benefits provided generally to senior executives of the Company. Executive shall also be entitled twenty-five (25) vacation days and to the same number of holidays and sick days, as well as any other benefits, in each case as are generally allowed to senior executives of the Company in accordance with the Company policy as in effect from time to time. Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time, and the right to do so is expressly reserved.

Section 6.       Reimbursement of Expenses.

(a)            Executive is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall promptly reimburse him for all such reasonable business expenses, subject to documentation in accordance with the Company’s policy, as in effect from time to time.

(b)            The Company agrees to promptly reimburse Executive for all reasonable and documented legal fees incurred by Executive in connection with the review and negotiation of this Agreement and the Equity Documents as well as for all reasonable and documented costs, including legal fees, incurred by Executive in connection with the enforcement of his rights under this Agreement and the Equity Documents.

Section 7.       Termination of Employment.

(a)            General. The Term of Employment, and Executive’s employment hereunder, shall terminate upon the earliest to occur of (i) Executive’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, and (iv) a termination by Executive with or without Good Reason. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to Base Salary, Annual Bonus, employee benefits and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder.

(b)            Deemed Resignation. Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, Executive shall be deemed to have resigned from any and all directorships, committee memberships, and any other positions Executive holds with the Company or any other member of the Company Group.

(c)            Termination Due to Death or Disability. Executive’s employment shall terminate automatically upon his death. The Company may terminate Executive’s employment immediately upon the occurrence of a Disability, such termination to be effective upon Executive’s receipt of written notice of such termination. Upon Executive’s death or in the event that Executive’s employment is terminated due to his Disability, Executive or his estate or his beneficiaries, as the case may be, shall be entitled to:

(i)            The Accrued Obligations;

(ii)           Any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is 2½ months following the last day of the fiscal year in which such termination occurred (the “Prior Year Bonus Amount”); and

(iii)           Subject to satisfaction of the applicable performance objectives applicable for the fiscal year in which such termination occurs, an amount equal to (A) the Annual Bonus otherwise payable to Executive for the fiscal year in which such termination occurred, assuming Executive had remained employed through the applicable payment date, multiplied by (B) a fraction, the numerator of which is the number of days elapsed from the commencement of such fiscal year through the date of such termination and the denominator of which is 365 (or 366, as applicable), which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is 2½ months following the last day of the fiscal year in which such termination occurred (the “Current Year Bonus Amount”).

Following Executive’s death or a termination of Executive’s employment by reason of a Disability, except as set forth in this Section 7(c), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d)            Termination by the Company for Cause.

(i)            The Company may terminate Executive’s employment at any time for Cause, effective upon delivery to Executive of written notice of such termination; provided, however, that with respect to any Cause termination relying on clause (i), (ii), (vi), or (vii) of the definition of Cause, to the extent that such act or acts or failure or failures to act are curable, Executive shall be given not less than thirty (30) days’ written notice by the Board of the Company’s intention to terminate him for Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based, and such termination shall be effective at the expiration of such thirty (30)-day notice period unless Executive has fully cured such act or acts or failure or failures to act that give rise to Cause during such period.

(ii)            In the event that the Company terminates Executive’s employment for Cause, he shall be entitled only to the Accrued Obligations. Following such termination of Executive’s employment for Cause, except as set forth in this Section 7(d)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(e)            Termination by the Company without Cause. The Company may terminate Executive’s employment without Cause by giving Executive thirty (30) days’ written notice of such termination. In the event that Executive’s employment is terminated by the Company without Cause (other than due to death or Disability), Executive shall be entitled to:

(i)            The Accrued Obligations;

(ii)          The Prior Year Bonus Amount;

(iii)         The Current Year Bonus Amount;

(iv)         An amount equal to the sum of (x) Base Salary, plus (y) the Target Annual Bonus, such amount to be paid in substantially equal payments during the Severance Term, and payable in accordance with the Company’s regular payroll practices; and

(v)            Subject to Executive’s election of COBRA continuation coverage under the Company’s group health plan, payment, on the first regularly scheduled payroll date of each month during the Severance Term, of an amount equal to the difference between the monthly COBRA premium cost and the monthly contribution paid by active employees for the same level of coverage; provided, that the payments described in this clause (iii) shall cease earlier than the expiration of the Severance Term in the event that Executive and his eligible dependents become eligible to receive any health benefits as a result of Executive’s subsequent employment or service during the Severance Term.

Notwithstanding the foregoing, the payments and benefits described in clauses (ii), (iii), (iv) and (v) above shall immediately terminate, and the Company shall have no further obligations to Executive with respect thereto, in the event that Executive breaches the Restrictive Covenants. Following such termination of Executive’s employment by the Company without Cause, except as set forth in this Section 7(e), Executive shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Executive’s sole and exclusive remedy upon a termination of employment by the Company without Cause shall be receipt of the Severance Benefits.

(f)            Termination by Executive with Good Reason. Executive may terminate his employment with Good Reason by providing the Company thirty (30) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within thirty (30) days of the occurrence of such event (or the date Executive became aware of such event, if later). During such thirty (30)-day notice period, the Company shall have a cure right (if curable), and if not cured within such period, Executive must terminate his employment within thirty (30) days following the end of such cure period, and Executive shall be entitled to the same payments and benefits as provided in Section 7(e) hereof for a termination by the Company without Cause, subject to the same conditions on payment and benefits as described in Section 7(e) hereof. Following such termination of Executive’s employment by Executive with Good Reason, except as set forth in this Section 7(f), Executive shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Executive’s sole and exclusive remedy upon a termination of employment with Good Reason shall be receipt of the Severance Benefits.

(g)            Termination by Executive without Good Reason. Executive may terminate his employment without Good Reason by providing the Company thirty (30) days’ written notice of such termination. In the event of a termination of employment by Executive under this Section 7(g), Executive shall be entitled only to the Accrued Obligations. In the event of termination of Executive’s employment under this Section 7(g), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination without changing the characterization of such termination as a termination by Executive without Good Reason. Following such termination of Executive’s employment by Executive without Good Reason, except as set forth in this Section 7(g), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(h)            Release. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to subsection (d) or (e) of this Section 7 (collectively, the “Severance Benefits”), other than the Accrued Obligations, shall be conditioned upon Executive’s execution, delivery to the Company, and non-revocation of the Release of Claims (and the expiration of any revocation period contained in such Release of Claims) within sixty (60) days following the date of Executive’s termination of employment hereunder (the “Release Execution Period”). If Executive fails to execute the Release of Claims in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes his acceptance of such release following its execution, Executive shall not be entitled to any of the Severance Benefits. No portion of the Severance (other than Accrued Obligations) shall be paid until the Release has become effective and all such amounts shall commence to be paid on the first regular payroll date of the Company after the Release has become effective; provided, that, if the Release Execution Period overlaps two calendar years, the first payment shall not be made sooner than the first day of the second year, and shall include any missed payments.

Section 8.       Certain Payments.

In the event that (i) Executive is entitled to receive any payment, benefit or distribution of any type to or for the benefit of Executive, whether paid or payable, provided or to be provided, or distributed or distributable, pursuant to the terms of this Agreement or otherwise (collectively, the “Payments”), and (ii) the net after-tax amount of such Payments, after Executive has paid all taxes due thereon (including, without limitation, taxes due under Section 4999 of the Code) is less than the net after-tax amount of all such Payments otherwise due to Executive in the aggregate, if such Payments were reduced to an amount equal to 2.99 times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), then the aggregate amount of such Payments payable to Executive shall be reduced to an amount that will equal 2.99 times Executive’s base amount. To the extent such aggregate parachute payment amounts are required to be so reduced, the parachute payment amounts due to Executive (but no non-parachute payment amounts) shall be reduced in the following order: (i) the parachute payments that are payable in cash shall be reduced (if necessary, to zero) with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity, valued at full value (rather than accelerated value), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); and (iii) all other non-cash benefits not otherwise described in clause (ii) of this Section 8 reduced last. Notwithstanding the foregoing, the Company will use its good faith best efforts to solicit shareholder approval of Executive’s “excess parachute payments” in accordance with Section 280G of the Code and the regulations promulgated thereunder if Q&A 7 of the 280G regulations is applicable and Executive first waives the right to receive excess parachute payments unless approved by shareholders.

Section 9.       Restrictive Covenants

Executive acknowledges and recognizes the highly competitive nature of the business of the Company Group, that access to Confidential Information renders Executive special and unique within the industry of the Company Group, and that Executive will have the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants, contractors, investors, and strategic partners of the Company Group during the course of and as a result of Executive’s employment with the Company. In light of the foregoing, as a condition of Executive’s employment by the Company, and in consideration of Executive’s employment hereunder and the compensation and benefits provided herein, Executive acknowledges and agrees to the Restrictive Covenants, the terms of which are incorporated herein by reference and made a part hereof. Executive further recognizes and acknowledges that the restrictions and limitations set forth in the Restrictive Covenants are reasonable and valid in geographical and temporal scope and in all other respects and are essential to protect the value of the business and assets of the Company Group.

Section 10.    Representations and Warranties of Executive.

Executive represents and warrants to the Company that:

(a)            Executive is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound;

(b)            Executive has not violated, and in connection with his employment with the Company will not violate, any non-solicitation, non-competition, or other similar covenant or agreement with any Person by which he is or may be bound;

(c)            In connection with his employment with the Company, Executive will not use any confidential or proprietary information he may have obtained in connection with employment or service with any prior service recipient; and

(d)            Executive has not been terminated from any prior employer or service recipient, or otherwise disciplined in connection any such relationship, in connection with, or as a result of, any claim of workplace sexual harassment or sex or gender discrimination, and to Executive’s knowledge, Executive has not been the subject of any investigation, formal allegation, civil or criminal complaint, charge, or settlement regarding workplace sexual harassment or sex or gender discrimination.

Section 11.    Taxes.

The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law. Executive acknowledges and represents that the Company has not provided any tax advice to him in connection with this Agreement and that he has been advised by the Company to seek tax advice from his own tax advisors regarding this Agreement and payments that may be made to him pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.

Section 12.    Set Off; Mitigation.

The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim, or recoupment of amounts owed by Executive to the Company or its affiliates; provided, however, that to the extent any amount so subject to set-off, counterclaim, or recoupment is payable in installments hereunder, such set-off, counterclaim, or recoupment shall not modify the applicable payment date of any installment, and to the extent an obligation cannot be satisfied by reduction of a single installment payment, any portion not satisfied shall remain an outstanding obligation of Executive and shall be applied to the next installment only at such time the installment is otherwise payable pursuant to the specified payment schedule. Executive shall not be required to mitigate the amount of any payment provided pursuant to this Agreement by seeking other employment or otherwise, and except as provided in Section 7(e)(v) hereof, the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Executive’s other employment or otherwise.

Section 13.    Key Man Insurance

Within thirty (30) days of the date Executive commences employment, the Company will procure one or more “key man” insurance policies that will provide Executive (or his beneficiaries or legal representatives, as the case may be) with a benefit not less than one times his Base Salary plus Target Annual Bonus in connection with a termination of his employment due to his death or Disability.

Section 14.    Additional Section 409A Provisions.

Notwithstanding any provision in this Agreement to the contrary:

(a)           Any payment otherwise required to be made hereunder to Executive at any date as a result of the termination of Executive’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

(b)           Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

(c)           Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as Executive has also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of Executive’s termination of employment hereunder) shall be paid (or commence to be paid) to Executive on the schedule set forth in this Section 7 as if Executive had undergone such termination of employment (under the same circumstances) on the date of his ultimate “separation from service.”

(d)           To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, however, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(e)           While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall any member of the Company Group be liable for any additional tax, interest, or penalties that may be imposed on Executive as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).

Section 15.    Successors and Assigns; No Third-Party Beneficiaries.

(a)           The Company. This Agreement shall inure to the benefit of the Company and its respective successors and assigns. Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by the Company to a Person (other than another member of the Company Group, or its or their respective successors) without Executive’s prior written consent (which shall not be unreasonably withheld, delayed, or conditioned); provided, however, that in the event of a sale of all or substantially all of the assets of the Company or any direct or indirect division or subsidiary thereof to which Executive’s employment primarily relates, the Company may provide that this Agreement will be assigned to, and assumed by, the acquiror of such assets, division or subsidiary, as applicable, without Executive’s consent.

(b)           Executive. Executive’s rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or if there be no such designee, to Executive’s estate.

(c)           No Third-Party Beneficiaries. Except as otherwise set forth in Section 7(c) or Section 15(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company, the other members of the Company Group, and Executive any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 16.    Waiver and Amendments.

Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification must be consented to on the Company’s behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 17.    Severability.

If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

Section 18.    Governing Law; Waiver of Jury Trial; Arbitration.

THIS AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE. EACH PARTY TO THIS AGREEMENT ALSO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

Section 19.    Notices.

(a)           Place of Delivery. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, however, that unless and until some other address be so designated, all notices and communications by Executive to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices and communications by the Company to Executive may be given to Executive personally or may be mailed to Executive at Executive’s last known address, as reflected in the Company’s records.

(b)           Date of Delivery. Any notice so addressed shall be deemed to be given (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 20.    Section Headings.

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 21.    Entire Agreement.

This Agreement, together with any exhibits attached hereto and the Equity Documents, constitutes the entire understanding and agreement of the parties hereto regarding the employment of Executive. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement.

Section 22.    Survival of Operative Sections.

Upon any termination of Executive’s employment, the provisions of Section 7 through Section 23 of this Agreement (together with any related definitions set forth on Appendix A) shall survive to the extent necessary to give effect to the provisions thereof.

Section 23.    Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

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[Signatures to appear on the following page.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

CERTARA USA, INC.

/s/ Richard Traynor
By: Richard Traynor
Title: Secretary

EQT AVATAR PARENT L.P.

/s/ Ethan Waxman
By: Ethan Waxman
Title:

EXECUTIVE

/s/ William Feehery
William Feehery

Exhibit A

RELEASE OF CLAIMS

As used in this Release of Claims (this “Release”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise.

For and in consideration of the Severance Benefits, and other good and valuable consideration, I, William Feehery, for and on behalf of myself and my heirs, administrators, executors, and assigns, effective the date on which this release becomes effective pursuant to its terms, do fully and forever release, remise, and discharge each of the Parent and each of its direct and indirect subsidiaries and affiliates, including the Company, together with their respective officers, directors, partners, shareholders, employees, and agents (collectively, the “Group”) from any and all claims whatsoever up to the date hereof that I had, may have had, or now have against the Group, for or by reason of any matter, cause, or thing whatsoever, including any claim arising out of or attributable to my employment or the termination of my employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, or slander, or under any federal, state, or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability, or sexual orientation. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, and the Equal Pay Act, each as may be amended from time to time, and all other federal, state, and local laws, the common law, and any other purported restriction on an employer’s right to terminate the employment of employees. The release contained herein is intended to be a general release of any and all claims to the fullest extent permissible by law.

I acknowledge and agree that as of the date I execute this Release, I have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph.

By executing this Release, I specifically release all claims relating to my employment and its termination under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

Notwithstanding any provision of this Release to the contrary, by executing this Release, I am not releasing (i) any claims relating to my rights under Section 7 of the Employment Agreement, including under the Equity Documents, (ii) any claims that cannot be waived by law, or (iii) my right of indemnification as provided by, and in accordance with the terms of, the Company’s by-laws or a Company insurance policy or agreement providing such coverage, as any of such may be amended from time to time.

I expressly acknowledge and agree that I –

▪     Am able to read the language, and understand the meaning and effect, of this Release;

▪       Have no physical or mental impairment of any kind that has interfered with my ability to read and understand the meaning of this Release or its terms, and that I am not acting under the influence of any medication, drug, or chemical of any type in entering into this Release;

▪       Am specifically agreeing to the terms of the release contained in this Release because the Company has agreed to pay me the Severance Benefits in consideration for my agreement to accept it in full settlement of all possible claims I might have or ever had, and because of my execution of this Release;

▪       Acknowledge that, but for my execution of this Release, I would not be entitled to the Severance Benefits;

▪       Understand that, by entering into this Release, I do not waive rights or claims under ADEA that may arise after the date I execute this Release;

▪       Had or could have [twenty-one (21)][forty-five (45)]1 days from the date of my termination of employment (the “Release Expiration Date”) in which to review and consider this Release, and that if I execute this Release prior to the Release Expiration Date, I have voluntarily and knowingly waived the remainder of the review period;

▪       Have not relied upon any representation or statement not set forth in this Release or my Employment Agreement made by the Company or any of its representatives;

▪       Was advised to consult with my attorney regarding the terms and effect of this Release; and

▪       Have signed this Release knowingly and voluntarily.

I represent and warrant that I have not previously filed, and to the maximum extent permitted by law agree that I will not file, a complaint, charge, or lawsuit against any member of the Group regarding any of the claims released herein. If, notwithstanding this representation and warranty, I have filed or file such a complaint, charge, or lawsuit, I agree that I shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including without limitation the attorneys’ fees of any member of the Group against whom I have filed such a complaint, charge, or lawsuit. This paragraph shall not apply, however, to a claim of age discrimination under ADEA or to any non-waivable right to file a charge with the United States Equal Employment Opportunity Commission (the “EEOC”); provided, however, that if the EEOC were to pursue any claims relating to my employment with Company, I agree that I shall not be entitled to recover any monetary damages or any other remedies or benefits as a result and that this Release and the Severance Benefits will control as the exclusive remedy and full settlement of all such claims by me.

1        To be selected based on whether applicable termination was “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967).

Nothing in this Release shall prohibit or impede me from communicating, cooperating or filing a complaint with any Governmental Entity with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided, that in each case such communications and disclosures are consistent with applicable law. I understand and acknowledge that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (1) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. I understand and acknowledge further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Except as otherwise provided in this paragraph or under applicable law, under no circumstance am I authorized to disclose any information covered by the Company’s attorney-client privilege or attorney work product, or the Company’s trade secrets, without the prior written consent of the Company’s General Counsel or other officer designated by the Company. I do not need the prior authorization of (or to give notice to) any member of the Company Group regarding any communication, disclosure, or activity permitted by this paragraph.

I hereby agree to waive any and all claims to re-employment with the Company or any other member of the Company Group and affirmatively agree not to seek further employment with the Company or any other member of the Company Group.

Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable prior to the expiration of the period of seven (7) calendar days following the date of its execution by me (the “Revocation Period”), during which time I may revoke my acceptance of this Release by notifying the Company, in writing, delivered to the Company at its principal executive office, marked for the attention of its General Counsel, with copy to the Board. To be effective, such revocation must be received by the Company no later than 11:59 p.m. on the seventh (7th) calendar day following the execution of this Release. Provided that the Release is executed and I do not revoke it during the Revocation Period, the eighth (8th) day following the date on which this Release is executed shall be its effective date. I acknowledge and agree that if I revoke this Release during the Revocation Period, this Release will be null and void and of no effect, and neither the Company nor any other member of the Group will have any obligations to pay me the Severance Benefits.

The provisions of this Release shall be binding upon my heirs, executors, administrators, legal personal representatives, and assigns. If any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release.

EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THIS RELEASE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL LAW AND THE LAWS OF THE STATE OF PENNSYLVANIA, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS. I HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE.

Capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in my Employment Agreement, dated May 14, 2019, with the Company (the “Employment Agreement”).

[Executive]
Date:

Exhibit B

Class B Profits Interest Unit Agreement

[Attached]

EQT AVATAR PARENT L.P.
2017 CLASS B PROFITS INTEREST UNIT INCENTIVE PLAN
CLASS B PROFITS INTEREST UNIT AWARD AGREEMENT

This Class B Profits Interest Unit Award Agreement (this “Agreement”), is made as of the date set forth on the Master Signature Page hereto (hereinafter referred to as the “Date of Grant”), between EQT Avatar Parent L.P., a Delaware limited partnership (the “Partnership”), an0d the individual named on the Master Signature Page hereto (the “Participant”):

R E C I T A L S:

WHEREAS, the Partnership has adopted the EQT Avatar Parent L.P. 2017 Class B Profits Interest Unit Incentive Plan, as amended from time to time (the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement (capitalized terms used and not otherwise defined in this Agreement shall have the meanings set forth in the Plan or in the Partnership Agreement, as applicable);

WHEREAS, the Participant is employed by or otherwise provides services to the Partnership or an Affiliate thereof;

WHEREAS, the General Partner has determined that it would be in the best interests of the Partnership to make the award of Class B Profits Interest Units provided for herein to the Participant pursuant to the Plan and the terms set forth herein; and

WHEREAS, the award set forth herein is designed to compensate the Participant for his time and commitment in the performance of services to the Partnership or an Affiliate thereof by providing the Participant with a share of the appreciation and profits of the Partnership with respect to periods beginning after the date hereof.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.            Definitions. Defined terms are as set forth in Exhibit I hereto.

2.            Award of Class B Profits Interest Units.

(a)           Class B Profits Interest Units. Subject to the terms and conditions of this Agreement and the Plan, the Partnership hereby grants to the Participant an award of the number of Class B Profits Interest Units set forth on the Participant’s Master Signature Page, with a Distribution Threshold as set forth on such Master Signature Page, in each case subject to adjustment as set forth in the Plan and this Agreement. The Class B Profits Interest Units shall vest in accordance with Section 3 of this Agreement.

(b)           Distributions. Distributions in respect of Class B Profits Interest Units shall be made to the Participant in accordance with the provisions of the Partnership Agreement.

3.            Vesting. The Class B Profits Interest Units granted to the Participant shall vest in accordance with this Section 3. All such Class B Profits Interest Units shall be unvested on the Date of Grant and shall vest as follows:

(a)           Time Vesting Units: With respect to 50% of the Class B Profits Interest Units subject to this Agreement (the “Time Vesting Units”), so long as the Participant has not undergone a Termination prior to the applicable vesting date, 25% of the Time Vesting Units will vest on the first anniversary of the Date of Grant (the “First Vesting Date”) and 2.0833% will vest on each monthly anniversary of the First Vesting Date (such that in the ordinary course, assuming no Termination, the Time Vesting Units shall fully vest on the fourth anniversary of the Date of Grant); provided, however, that all unvested Time Vesting Units will vest upon the consummation of a Change in Control.

(b)           Performance Vesting Units: With respect to the remaining 50% of the Class B Profits Interest Units subject to this Agreement (the “Performance Vesting Units”), the Performance Vesting Units will vest upon a Measurement Date as follows, so long as the Participant has not undergone a Termination prior to the applicable vesting date (except as otherwise provided in Section 4 below):

o	1/3 of the Performance Vesting Units will vest upon the Measurement Date on which the Initial EQT Investors (as defined in the Partnership Agreement) have achieved a Return on Investment of at least 2.0;

o	1/3 of the Performance Vesting Units will vest upon the Measurement Date on which the Initial EQT Investors have achieved a Return on Investment of at least 2.5; and

o	1/3 of the Performance Vesting Units will vest upon the Measurement Date on which the Initial EQT Investors have achieved a Return on Investment of at least 3.0.

For purposes of the above, to the extent the achieved Return on Investment falls between any of the levels described above, in addition to the number of Performance Vesting Units that vest at the level that is achieved, an additional number of Performance Vesting Units will vest based on a linear interpolation between the applicable levels between which the Return on Investment falls. Performance Vesting Units that do not vest prior to or upon the Final Measurement Date will be forfeited upon such Final Measurement Date.

4.           General Termination of Employment Provisions; Breach of Restrictive Covenants Agreement.

(a)           All vesting of Class B Profits Interest Units will cease immediately upon a Participant’s Termination for any reason, all unvested Class B Profits Interest Units will be immediately cancelled and forfeited without consideration upon such Termination, and if such Termination is by the Service Recipient for Cause, all vested Class B Profits Interest Units will be immediately cancelled and forfeited without consideration upon such Termination. Notwithstanding the foregoing, in the event of the Participant’s Termination by the Service Recipient without Cause, by the Participant for Good Reason, or due to the Participant’s death or Disability, (i) the Time-Vesting Units scheduled to vest during the 12 month period following Participant’s date of Termination shall vest on the date of the Participant’s Termination and (ii) the Participant’s Performance Vesting Units shall remain outstanding and eligible to vest upon any Measurement Date that occurs during the six-month period following the date of such Termination, and any Performance Vesting Units that do not vest prior to the expiration of such six-month period will be immediately cancelled and forfeited without consideration at the end of such period.

(b)           Breach of Restrictive Covenants Agreement. Notwithstanding any other provision of this Agreement, in the event of an RC Breach, all Class B Profits Interest Units (whether vested or unvested) will immediately be cancelled and forfeited without consideration.

5.           Rights as Holder of Class B Profits Interest Units. The Participant shall be the record owner of the Class B Profits Interest Units granted hereunder unless and until such Class B Profits Interest Units are forfeited pursuant to Section 4, repurchased pursuant to Section 10 hereof or transferred in accordance with Section 7, and as record owner shall be entitled to all rights of a holder of Class B Profits Interest Units; provided, that the Class B Profits Interest Units shall be subject to the limitations on transfer and encumbrance set forth in this Agreement, the Plan and the Partnership Agreement.

6.           Investment Intent; Other Representations of Participant.

(a)            Investment Intent. The Participant hereby represents and warrants that the Class B Profits Interest Units will be held for investment purposes and are not being received with a view to distribution thereof, and covenants and agrees to make such other reasonable and customary representations as requested by the Partnership regarding matters relevant to compliance with applicable securities laws as are deemed necessary by counsel to the Partnership; and

(b)            No Reliance on the Partnership. In making his or her investment decision with respect to the receipt of the Class B Profits Interest Units, the Participant has not relied upon the Partnership or any of its Affiliates, or any representative thereof for any advice of any sort, including, but not limited to, tax or securities law advice.

7.           Transferability. The Participant may Transfer, directly or indirectly, any Class B Profits Interest Unit or any interest in any Class B Profits Interest Unit only with the prior written consent of the Board, which consent shall be withheld or granted in the sole discretion of the Board, or as otherwise expressly permitted or required under the Partnership Agreement. Any purported assignment, transfer or grant by the Participant, directly or indirectly, of any Class B Profits Interest Unit or any interest in any Class B Profits Interest Unit which is made without such prior written consent or pursuant to the terms of the Partnership Agreement shall be entirely null and void, ab initio.

8.           Section 83(b) Election and Certain Related Income Tax Considerations. As a condition subsequent to the issuance of the Class B Profits Interest Units pursuant to this Agreement, the Participant shall execute and deliver to each of the Partnership, the entity to whom the Participant provides services and the Internal Revenue Service (the “IRS”) a timely, valid election under Section 83(b) of the Code (the “83(b) Election”). The Participant hereby acknowledges that (x) the Partnership has not provided, and is not hereby providing, the Participant with tax advice regarding the 83(b) Election and has urged the Participant to consult the Participant’s own tax advisor with respect to the income taxation consequences thereof, and (y) the Partnership has not advised the Participant to rely on any determination by it or its representatives as to the fair market value specified in the 83(b) Election and will have no liability to the Participant if the actual fair market value of the Class B Profits Interest Units on the date hereof exceeds the amount specified in the 83(b) Election.

9.           Becoming a Partner of The Partnership; No Access to Information Regarding The Partnership. As a further condition to the issuance of the Class B Profits Interest Units pursuant to this Agreement, the Participant shall execute and deliver to the Partnership a copy of the Partnership Agreement, together with such other documents as the General Partner or the Board may require, evidencing such Participant’s status as a Partner (as defined in the Partnership Agreement) of the Partnership. Notwithstanding the Participant’s status as a Partner of the Partnership, the Participant shall have no right, solely by virtue of holding a Class B Profits Interest Unit, to (a) examine the books and records of or any other information of the Partnership or (b) obtain any information about the identities of the other Partners of the Partnership (or of the size or nature of such other Partners’ interests in the Partnership).

10.         Right to Repurchase Class B Profits Interest Units.

(a)            The Class B Profits Interest Units are subject to the Partnership’s right of repurchase (the “Call Right”) exercisable by the Partnership in its sole discretion during the ninety (90) day period following (x) the later of (i) the Termination of such Participant’s employment with the Service Recipient for any reason and (ii) the six (6) month anniversary of the date such Class B Profits Interest Units became vested, and, if later, (y) a breach of any of the provisions in any Restrictive Covenant Agreement. The Call Right shall expire on the earlier of (i) an IPO or (ii) a Change in Control.

(b)            In the event the Call Right is exercised, the purchase price for the Class B Profits Interest Units subject to the exercised Call Right shall be the Fair Market Value per unit on the date such Call Right is exercised, provided, however, that in the event the Participant disagrees with the Fair Market Value as determined by the Board in connection with any repurchase of Class B Profits Interest Units, the Participant may, within thirty (30) days following the Participant’s receipt of the notice of the Partnership’s exercise of the Call Right, require the Board to seek an independent appraisal to determine the Fair Market Value of the Class B Profits Interest Units (an “Outside Appraisal”). Any such Outside Appraisal shall be made by a qualified accounting firm or investment banking firm or similar firm having substantial experience in the valuation of similar enterprises in the United States that is mutually agreed upon by the Partnership and the Participant (an “Appraiser”). The Partnership shall bear 100% of the fees and expenses of the Appraiser; provided, however, that the Participant shall immediately reimburse the Partnership for 50% of the fees and expenses of the Appraiser if the Fair Market Value of a Class B Profits Interest Unit as determined by the Appraiser is less than or equal to 110% of the Fair Market Value as determined by the Board. The determination of Fair Market Value by the Appraiser shall be binding on the parties.

(c)            In the event the Call Right is exercised, the aggregate purchase price for such Class B Profits Interest Units subject to the exercised Call Right will be payable by the Partnership (or, if applicable, the Initial EQT Investors or one of their affiliates) in cash in a lump sum within thirty (30) days of the exercise of such repurchase right (or the date on which the Appraiser determines Fair Market Value, if later) (the “Repurchase Date”),; provided, that if the Partnership is prohibited from paying in cash under any applicable financing arrangement, any applicable installment may be paid by promissory note in installments of up to three years. Any amounts not paid in full within thirty (30) days of the Repurchase Date will bear interest at the prime lending rate in effect as of the Repurchase Date. Notwithstanding any other provision in this Agreement, the Partnership may elect to pay the purchase price hereunder in shares or other equity securities of one of its respective direct or indirect subsidiaries with a fair market value equal to the applicable purchase price; provided, that such subsidiary promptly repurchases such shares or other equity securities for cash equal to the applicable purchase price.

11.         Restrictive Covenants. Participant acknowledges and recognizes the highly competitive nature of the businesses of the Partnership Group and its Affiliates and accordingly agrees, in Participant’s capacity as an investor and equity holder in the Partnership, to the provisions of Appendix A to this Agreement. Participant acknowledges and agrees that remedies of the Partnership Group at law for a breach or threatened breach of any of the provisions of Appendix A would be inadequate and the Partnership Group would suffer irreparable damages as a result of such breach or threatened breach by Participant, regardless of whether the Participant then holds Class B Profits Interest Units. In recognition of this fact, the Participant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Partnership Group, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

12.         Partnership Agreement. Neither the adoption of the Plan nor the grant of any Class B Profits Interest Units pursuant to this Agreement shall restrict in any way the adoption of any amendment to the Partnership Agreement in accordance with the terms of such agreement.

13.         Notices. Any notice necessary under this Agreement shall be addressed to the Partnership at the principal executive office of the Partnership and to the Participant at the address appearing in the personnel records of the Partnership (or other member of the Partnership Group) for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

14.         Choice of Law; Forum. ALL ISSUES AND QUESTIONS CONCERNING THE APPLICATION, CONSTRUCTION, VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT AND THE EXHIBITS AND APPENDICES TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE (EXCEPT THAT THE PROVISIONS OF SECTION 1 OF APPENDIX A SHALL BE GOVERNED BY THE LAW OF THE STATE WHERE PARTICIPANT IS PRINCIPALLY EMPLOYED BY THE SERVICE RECIPIENT). EACH OF THE PARTIES HERETO HEREBY (I) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY COURT LOCATED IN THE STATE OF DELAWARE FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT; (II) AGREES THAT THE SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PERSON’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN THE STATE OF DELAWARE WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION AS SET FORTH HEREIN IN THE IMMEDIATELY PRECEDING CLAUSE (I); AND (III) IRREVOCABLY AND UNCONDITIONALLY WAIVES (AND AGREES NOT TO PLEAD OR CLAIM) ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT IN ANY STATE OR FEDERAL COURT LOCATED IN THE STATE OF DELAWARE, OR THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

15.         WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, AND SHALL CAUSE ITS AFFILIATES TO WAIVE, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER AGREEMENTS AND INSTRUMENTS DELIVERED HEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

16.         Class B Profits Interest Units Subject to Plan and Partnership Agreement. By entering into this Agreement the Participant agrees and acknowledges that (i) the Participant has received and read a copy of the Plan and the Partnership Agreement and (ii) the Class B Profits Interest Units are subject to the Plan and the Partnership Agreement, the terms and provisions of such Plan and Partnership Agreement are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein or therein, the Partnership Agreement shall govern and prevail, and then in decreasing order of seniority, the Plan and lastly, this Agreement.

17.         Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the drafting of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

18.         Definitional Provisions. Defined terms used in this Agreement in the singular shall import the plural and vice versa. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Sections shall be deemed to be references to Sections of this Agreement unless the context shall otherwise require. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Any statute or laws defined or referred to herein shall include any rules, , regulations or forms promulgated thereunder from time to time and as from time to time amended, modified or supplemented, including by succession of successor rules, regulations or forms. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Any reference to the number of Class B Profits Interest Units means such Class B Profits Interest Units as appropriately adjusted to give effect to any share combinations, restructuring or other capitalizations of the Partnership or its capital structure. Any reference herein to the holder of a particular class or series of Class B Profits Interest Units shall be a reference to such Person solely in its capacity as a holder of that particular class or series of such Class B Profits Interest Units.

19.         Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Remainder of Page Intentionally Blank]

* * * * * This Agreement between the Partnership and the Participant named on the Master Signature Page hereto is dated and executed as of the date set forth on such Master Signature Page. * * * * *

Exhibit I

Definitions

“83(b) Election” shall have the meaning set forth in Section 8.

“Agreement” shall have the meaning set forth in the Preamble.

“Business” shall have the meaning set forth in Section 1(a) of Appendix A.

“Call Right” shall have the meaning set forth in Section 10(a).

“Cause” shall have the meaning set forth in the Employment Agreement between the Partnership and the Participant dated May 14, 2019.

“Change in Control” means (i) the sale (whether by merger, recapitalization or other sale or business combination transaction) of all or substantially all of the assets of the Partnership (in one transaction or a series of related transactions) to any person (or group of persons acting in concert), other than to (A) the Initial EQT Investors or one of their respective affiliates, (B) any employee benefit plan (or trust forming a part thereof) maintained by the Partnership or any of its subsidiaries, or (C) any other person of which a majority of its voting power or other equity securities is owned, directly or indirectly, by the Partnership (any entity in clause (B) or (C), a “Controlled Party”); or (ii) a merger, recapitalization of the Partnership, or other sale or business combination by the Partnership (in one transaction or a series of related transactions) to a person (or group of persons acting in concert), in each case, that results in any person (or group of persons acting in concert) (other than (A) the Initial EQT Investors or their affiliates or (B) any Controlled Party) owning more than 50% of the equity interests or voting power of the Partnership (or any resulting entity after a merger or business combination transaction). For the avoidance of doubt, none of an IPO, stock dividend or distribution, stock split, or any other similar capital structure change shall alone constitute a Change in Control.

“Competitive Activities” shall have the meaning set forth in Section 1(a) of Appendix A.

“Confidential Information” shall have the meaning set forth in Section 2(a)(ii) of Appendix A.

“Date of Grant” shall have the meaning set forth in the Preamble.

“Disability” shall have the meaning set forth in the Employment Agreement between the Partnership and the Participant dated May 14, 2019.

“Employment Term” shall have the meaning set forth in Section 1(a) of Appendix A.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated pursuant thereto.

“Fair Market Value” means the fair market value of a Class B Unit as determined by the Board in good faith assuming a hypothetical orderly liquidation of the Partnership and without regard to any discount for lack of liquidity or minority interest.

“Final Measurement Date” means the earlier to occur of (i) a Change in Control or (ii) following an IPO, the date upon which the Initial EQT Investors no longer holds equity securities of the Partnership (or such other entity that an IPO of the Partnership is effectuated through) representing more than 10% of the outstanding equity securities of such entity.

“Good Reason” shall have the meaning set forth in the Employment Agreement between the Partnership and the Participant dated May 14, 2019.

“Governmental Entity” shall have the meaning set forth in Section 2(a)(v) of Appendix A.

“Inventions” shall have the meaning set forth in Section 2(b)(i) of Appendix A.

“IPO” means (i) the first registered initial public offering in the United States or foreign jurisdiction of the equity securities of the IPO Corporation or any entity into which the equity securities of the IPO Corporation may be converted in connection with such offering, pursuant to an effective registration statement under the Securities Act (other than a registration statement on Forms S-4 or S-8 or any similar form) or pursuant to other applicable foreign Laws or (ii) the date of effectiveness of a registration of a class of securities of the IPO Corporation or any entity into which the securities of the IPO Corporation may be converted in connection with such registration under the Exchange Act to be traded on a national securities exchange that has registered with the United States Securities and Exchange Commission under Section 6 of the Exchange Act.

“IPO Corporation” means the entity that undertakes the IPO as determined by the General Partner of the Partnership.

“IRS” shall have the meaning set forth in Section 8.

“Marketable Securities” means securities that (i) are traded on the New York Stock Exchange, the NASDAQ Stock Market or any similar national securities exchange, or any successor thereto, and (ii) are, at the time of receipt, registered pursuant to an effective registration statement filed under the Securities Act and will remain registered until such time as such securities can be sold by the holder thereof pursuant to Rule 144; provided that Marketable Securities shall not include any securities of the Partnership (or any entity which the Partnership effectuates an IPO through). The fair market value of any Marketable Securities will equal the volume-weighted average of the closing prices on the principal securities exchange on which such Marketable Securities are listed for the (20) trading days preceding the trading day immediately preceding the day on which a definitive agreement is entered into with respect to the transaction that results in the receipt of such Marketable Securities by the Initial EQT Investors.

“Measurement Date” means (i) prior to the Final Measurement Date, each date upon which the Initial EQT Investors receive Sponsor Cash Amounts, (ii) in the sole discretion of the Participant, the date of an IPO prior to the Final Measurement Date, or (iii) the Final Measurement Date.

“Participant” shall have the meaning set forth in the Preamble.

“Partnership” shall have the meaning set forth in the Preamble.

“Performance Vesting Units” shall have the meaning set forth in Section 3(b).

“Plan” shall have the meaning set forth in the Recitals.

“Proprietary Rights” shall have the meaning set forth in Section 2(b)(i) of Appendix A.

“RC Breach” means Participant’s breach of Sections 1(a) and (b) of Appendix A hereto or any similar corresponding provision applicable to Participant under a written agreement between members of the Partnership Group, from time to time.

“Repurchase Date” shall have the meaning set forth in Section 10(c).

“Restrictive Covenant Agreement” means the restrictive covenants attached hereto as Appendix A or any covenants of non-competition, non-solicitation, non-interference, no-hire, non-disparagement, confidentiality or similar covenants contained in any employment agreement or similar agreement between the Participant and a member of the Partnership Group.

“Restrictive Covenant Period” shall have the meaning set forth in Section 1(a) of Appendix A.

“Return on Investment” means, as of any Measurement Date, the quotient obtained by dividing (i) Sponsor Cash Amounts by (ii) Sponsor Cash Invested; provided, that, (x) in the case of prong (ii) of the definition of Measurement Date, the Return on Investment achieved by the Initial EQT Investors in connection with an IPO shall be determined based on the offering price to the public assuming all equity securities of the IPO vehicle held by the Sponsor were disposed of as of such IPO, (y) in the case of prong (i) of the definition of Final Measurement Date, the Return on Investment achieved by the Initial EQT Investors in connection with such Final Measurement Date shall be determined as if 100% of the Partnership was sold in connection with such Change in Control at the price per unit received by the Initial EQT Investors in such Change in Control and (z) in the case of prong (iii) of the definition of Final Measurement Date, the Return on Investment achieved by the Initial EQT Investors in connection with such Final Measurement Date shall be determined as if the remaining equity holdings were sold at a fair market value equal to the volume-weighted average of the closing prices on the principal securities exchange on which such equity holdings are listed for the twenty (20) trading days preceding the trading day immediately preceding the Final Measurement Date.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Sponsor Cash Amounts” means, as of any Measurement Date, without duplication, the cumulative amount of all cash (including cash dividends, cash distributions, and cash proceeds) and the fair market value of any Marketable Securities, in each case actually received by the Initial EQT Investors on or before such Measurement Date with respect to or in exchange for equity securities of the Partnership (including, in each case, any portion subject to escrow or holdback and the value of any earnout); provided, however, that Sponsor Cash Amounts, as determined in, connection with a Change in Control, shall also include the fair market value, as determined by the Board in good faith, of any securities that are not Marketable Securities received in connection with such Change in Control.

“Sponsor Cash Invested” means, as of any Measurement Date, without duplication, all cash invested by the Initial EQT Investors in equity securities of the Partnership on or before such Measurement Date, including any additional capital invested in the Partnership by the Initial EQT Investors following the Closing and through such applicable Measurement Date.

“Time Vesting Units” shall have the meaning set forth in Section 3(a).

Appendix A

Restrictive Covenants

1.            Non-Competition; Non-Solicitation; Non-Interference. Participant acknowledges and recognizes the highly competitive nature of the businesses of the Partnership Group and its Affiliates and accordingly agrees as follows:

(a)           Prior to the Participant’s Termination for any reason (the “Employment Term”) and until the first anniversary of Participant’s Termination, Participant will not (i) directly or indirectly, in any geographic location in which the Partnership Group engages, own, operate, manage, control, invest in, lend to, acquire an interest in, or otherwise engage or participate in (whether as an employee, independent contractor, consultant, partner, shareholder, joint venturer, investor, or any other type of participant) the management or conduct of any business activities, whether through selling, distributing, manufacturing, marketing, purchasing, or otherwise, that compete directly or indirectly with the Partnership or any member of the Partnership Group (“Competitive Activities”), it being understood that Competitive Activities as of the date hereof include, without limitation, principally engaging in the business of model based drug development consulting services or technology solutions, including with respect to discovery, pre-clinical, clinical and postmarketing drug development and regulatory submissions and review and any other business in which the Partnership is actively engaged at the time of termination (the “Business”).

(b)           During the Employment Term and until the first anniversary of Participant’s Termination, Participant will not directly or indirectly:

(i)            (A) solicit or induce any customer, supplier, licensee, or other business relation (or any actively sought prospective customer, supplier, licensee, or other business relation) of the Partnership or any member of the Partnership Group to cease doing business with or materially reduce the amount of business conducted with the Partnership or any member of the Partnership Group, or materially interfere with the relationship between any such customer, supplier, licensee, or other business relation (or any actively sought prospective customer, supplier, licensee, or other business relation) and the Partnership or any member of the Partnership Group; or (B) knowingly or intentionally assist any Person in any substantive or direct way to do, or attempt to do, anything prohibited by clause (A) above; or

(ii)           (A) solicit or hire, directly or indirectly, for employment, or assist others in hiring, employing, inducing, or soliciting for employment (except in the performance of Participant’s duties), any employees of the Partnership or any member of the Partnership Group (or individuals who were employed during the one-year period prior to the termination of Participant’s employment with the Service Recipient); or (B) knowingly or intentionally assist any Person in any substantive or direct way to do, or attempt to do, anything prohibited by clause (A) above.

(c)           If a final and non-appealable judicial determination is made that any of the provisions of this Section 1 constitutes an unreasonable or otherwise unenforceable restriction against Participant, the provisions of this Section 1 will not be rendered void but will be deemed to be modified to the minimum extent necessary to remain in force and effect for the longest period and largest geographic area that would not constitute such an unreasonable or unenforceable restriction.

(d)           The period of time during which the provisions of this Section 1 shall be in effect shall be extended by the length of time during which Participant is in breach of the terms hereof.

(e)           The provisions of Section 1 hereof shall survive the termination of Participant’s employment for any reason.

2.            Confidentiality; Intellectual Property.

(a)           Confidentiality.

(i)            Participant acknowledges that the Confidential Information obtained by Participant while employed by the Service Recipient is the property of the Partnership Group. Therefore, Participant agrees that Participant shall not disclose to any unauthorized Person or use for Participant’s own purposes any Confidential Information without the prior written consent of the Partnership, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Participant’s acts or omissions in violation of this Agreement; provided, however, that if Participant receives a request to disclose Confidential Information pursuant to a deposition, interrogation, request for information or documents in legal proceedings, subpoena, civil investigative demand, governmental or regulatory process, or similar process, (i) Participant shall, as promptly as practicable, notify in writing the Partnership, and consult with and reasonably assist the Partnership, at the Partnership’s expense, in seeking a protective order or request for other appropriate remedy, (ii) in the event that such protective order or remedy is not obtained, or if the Partnership waives compliance with the terms hereof, Participant shall disclose only that portion of the Confidential Information which, based on the advice of Participant’s legal counsel, is legally required to be disclosed and shall exercise reasonable best efforts to provide that the receiving Person shall agree to treat such Confidential Information as confidential to the extent possible (and permitted under applicable law) in respect of the applicable proceeding or process, and (iii) the Partnership shall be given an opportunity to review the Confidential Information prior to disclosure thereof.

(ii)           For purposes of this Agreement, “Confidential Information” means information, observations, and data concerning the business or affairs of the Partnership Group, including, without limitation, all business information (whether or not in written form) that relates to any member of the Partnership Group, or its customers, suppliers, or contractors or any other third parties in respect of which the Partnership or any member of the Partnership Group has a business relationship or owes a duty of confidentiality, or their respective businesses or products, and that is not known to the public generally other than as a result of Participant’s breach of this Agreement, including but not limited to technical information or reports, formulas, trade secrets, unwritten knowledge and “know-how,” operating instructions, training manuals, customer lists, customer buying records and habits, product sales records and documents, and product development, marketing, and sales strategies, market surveys, marketing plans, profitability analyses, product cost, long-range plans, information relating to pricing, competitive strategies, and new product development, information relating to any forms of compensation or other personnel-related information, contracts, and supplier lists. Confidential Information will not include such information known to Participant prior to Participant’s involvement with the Partnership or any predecessor thereof or information rightfully obtained from a third party (other than pursuant to a breach by Participant of this Agreement). Without limiting the foregoing, Participant and the Partnership each agree to keep confidential the existence of, and any information concerning, any dispute between Participant and the Partnership or any member of the Partnership Group, except that Participant and the Partnership each may disclose information concerning such dispute to the court that is considering such dispute or to their respective legal counsel, immediate family and advisors (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of such dispute).

(iii)          Participant acknowledges that all notes, memoranda, specifications, devices, formulas, records, files, lists, drawings, documents, models, equipment, property, computer, software, or intellectual property relating to the businesses of the Partnership Group, in whatever form (including electronic), and all copies thereof, that are received or created by Participant while an employee of the Service Recipient (including but not limited to Confidential Information and Inventions) are and shall remain the property of the Partnership Group, and Participant shall as promptly as practicable return such property to the Partnership upon the termination of Participant’s employment and, in any event, at the Partnership’s request.

(iv)          Participant agrees further that Participant will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom Participant has an obligation of confidentiality, and will not bring onto the premises of the Partnership or any member of the Partnership Group any unpublished documents or any property belonging to any former employer or any other Person to whom Participant has an obligation of confidentiality unless consented to in writing by the former employer or other Person.

(b)           Nothing in this Agreement shall prohibit or impede the Participant from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. The Participant understands and acknowledges that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Participant understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, under no circumstance will the Participant be authorized to disclose any information covered by attorney-client privilege or attorney work product of any member of the Company without prior written consent of the Company’s General Counsel or other officer designated by the Company.

(c)           Intellectual Property.

(i)            Participant agrees that the results and proceeds of Participant’s services for the Partnership Group (including, but not limited to, any Confidential Information and other trade secrets, products, services, processes, know-how, designs, developments, innovations, analyses, drawings, reports, techniques, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, programs, matters of a literary, musical, dramatic, or otherwise creative nature, writings, and other works of authorship) resulting from services performed while an employee of the Partnership and any works in progress, whether or not patentable or registrable under copyright or similar statutes, that were made, developed, conceived, or reduced to practice or learned by Participant, either alone or jointly with others (collectively, “Inventions”), shall be works-made-for-hire, and the Partnership (or, if applicable or as directed by the Partnership, any member of the Partnership Group) shall be deemed the sole owner throughout the universe of any and all trade secret, patent, copyright, and other intellectual property rights (collectively, “Proprietary Rights”) of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized, or developed, with the right to use the same in perpetuity in any manner the Partnership determines in its sole discretion, without any further payment to Participant whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-made-for-hire or there are any Proprietary Rights that do not accrue to the Partnership (or, as the case may be, any member of the Partnership Group) under the immediately preceding sentence, then Participant hereby irrevocably assigns and agrees to assign any and all of Participant’s right, title, and interest thereto, including any and all Proprietary Rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized, or developed, to the Partnership (or, if applicable or as directed by the Partnership, any member of the Partnership Group), and the Partnership or such member of the Partnership Group shall have the right to use the same in perpetuity throughout the universe in any manner determined by the Partnership or such member of the Partnership Group without any further payment to Participant whatsoever. As to any Invention that Participant is required to assign, Participant shall promptly and fully disclose to the Partnership all information known to Participant concerning such Invention.

(ii)           Participant agrees that, from time to time, as may be requested by the Partnership and at the Partnership’s sole cost and expense, Participant shall do any and all things that the Partnership may reasonably deem useful or desirable to establish or document the Partnership’s exclusive ownership throughout the United States of America or any other country of any and all Proprietary Rights in any such Inventions, including the execution of appropriate copyright or patent applications or assignments. To the extent that Participant has any Proprietary Rights in the Inventions that cannot be assigned in the manner described above, Participant unconditionally and irrevocably waives the enforcement of such Proprietary Rights. This Section 2(b)(ii) is subject to and shall not be deemed to limit, restrict, or constitute any waiver by the Partnership of ownership of any Proprietary Rights to which the Partnership (or other applicable member of the Partnership Group) may be entitled by operation of law by virtue of the Partnership’s (or other applicable member of the Partnership Group’s) being Participant’s employer. Participant agrees further that, from time to time, as may be requested by the Partnership and at the Partnership’s sole cost and expense, Participant shall assist the Partnership in every reasonable, proper and lawful way to obtain and from time to time enforce Proprietary Rights relating to Inventions in any and all countries. To this end, Participant shall execute, verify, and deliver such documents and perform such other acts (including appearances as a witness) as the Partnership may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, Participant shall execute, verify, and deliver assignments of such Proprietary Rights to the Partnership or its designees. Participant’s obligation to assist the Partnership with respect to Proprietary Rights relating to such Inventions in any and all countries shall continue beyond the termination of Participant’s employment with the Service Recipient.

(iii)          Participant hereby waives and quitclaims to the Partnership any and all claims, of any nature whatsoever, that Participant now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Partnership.

3.            Non-Disparagement. Participant shall not, whether in writing (electronically or otherwise) or orally, malign, denigrate, or disparage the Partnership, any other member of the Partnership Group, or any of their respective predecessors or successors, or any of their respective current or former managers, directors, officers, employees, shareholders, partners, members, agents, or representatives, with respect to any of their respective past or present activities, or otherwise publish (whether in writing (electronically or otherwise) or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light. The Partnership shall instruct its members, the members of its board of directors, and the senior executives of the Service Recipient, in their capacities as such, not to, whether in writing (electronically or otherwise) or orally, malign, denigrate, or disparage Participant with respect to his past or present activities, or otherwise publish (whether in writing (electronically or otherwise) or orally) statements that tend to portray Participant in an unfavorable light.